Exhibit 10.11

Execution Version

JOINDER AGREEMENT

JOINDER AGREEMENT dated as of February 4, 2022 by SUMITOMO MITSUI BANKING CORPORATION (the “Assuming Lender”), in favor of North Haven Private Income Fund LLC, a Delaware limited liability company (the “Borrower”), and ING Capital LLC, as administrative agent under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Borrower, the Lenders from time to time party thereto and the Administrative Agent are parties to a Senior Secured Revolving Credit Agreement, dated as of February 1, 2022 (as amended by that certain Amendment No. 1 to Senior Secured Revolving Credit Agreement, dated as of February 4, 2022, and as further amended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”).

The Borrower has requested that the Assuming Lender be designated as a Joint Lead Arranger under the Credit Agreement, and each of the Borrower, the Assuming Lender and the Administrative Agent hereby consents to such designation.

Pursuant to Section 2.05(o)  of the Credit Agreement, the Assuming Lender hereby agrees to (and does hereby) become an “Issuing Bank” under and for all purposes of the Credit Agreement with a maximum LC Exposure as set forth in Schedule I hereto. Without limiting the foregoing, the Assuming Lender hereby agrees to be bound by and comply with all of the terms and provisions of the Credit Agreement applicable to it as an “Issuing Bank” thereunder.

Pursuant to Section 2.08(e) of the Credit Agreement, the Assuming Lender hereby agrees to (and does hereby) become a “Lender” under and for all purposes of the Credit Agreement with a Commitment as set forth in Schedule II hereto. Without limiting the foregoing, the Assuming Lender hereby agrees to be bound by and comply with all of the terms and provisions of the Credit Agreement applicable to it as a “Lender” thereunder.

The terms and provisions of any new Loans issued by the Assuming Lender, and the new Commitment described herein, shall be identical to the terms and provisions of Loans of the applicable Class issued by, and the Commitments of the applicable Class of, the Lenders immediately prior to the date hereof.

Sections 9.06, 9.09 and 9.10 of the Credit Agreement apply to this Joinder Agreement mutatis mutandis.

IN WITNESS WHEREOF, the Assuming Lender has caused this Joinder Agreement to be duly executed and delivered as of the day and year first above written.

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Shane Klein
Name:	Shane Klein
Title:	Managing Director

Accepted and agreed:

NORTH HAVEN PRIVATE INCOME FUND LLC

By:	/s/ Venu Rathi
Name:	Venu Rathi
Title:	Chief Financial Officer

ING CAPITAL LLC,

as Administrative Agent and an Issuing Bank

By:	/s/ Patrick Frisch
Name:	Patrick Frisch
Title:	Managing Director

By:	/s/ Grace Fu
Name:	Grace Fu
Title:	Managing Director

Schedule I

ISSUING BANK EXPOSURES

Issuing Bank	Letter of Credit Sublimit
SUMITOMO MITSUI BANKING CORPORATION	$16,666,666.67

Schedule II

COMMITMENTS

Lender	Dollar Commitment	Multicurrency Commitment	Aggregate Commitment
Sumitomo Mitsui Banking Corporation	$100,000,000.00	$100,000,000.00	$200,000,000.00